Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	July 24, 2017
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – July 24, 2017 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and six-month periods ended June 30, 2017. Sierra Bancorp recognized consolidated net income of $5.202 million for the second quarter of 2017, reflecting an increase of $1.116 million, or 27%, relative to the second quarter of 2016 for the following reasons: net interest income increased by 17% due primarily to a higher average balance of interest-earning assets; the Company recorded a $300,000 provision for loan losses in the second quarter of 2017, to provide for loan growth and replenish reserves; non-interest income went up by 17%, due in part to fees earned on an expanding deposit account base and increased activity on commercial accounts, a non-recurring prepayment penalty on a large loan, and higher income on bank-owned life insurance; and, non-interest expense increased by 10%, with much of the increase coming from costs associated with our expanded branch network pursuant to the Coast acquisition in 2016 and de novo branch openings. For the second quarter of 2017 the Company’s return on average assets was 1.02%, return on average equity was 9.75%, and diluted earnings per share were $0.37.

For the first six months of 2017 the Company recognized net income of $9.754 million, which represents an increase of 20% relative to the same period in 2016. The Company’s financial performance metrics for the first half of 2017 include an annualized return on average equity of 9.31%, a return on average assets of 0.98%, and diluted earnings per share of $0.70.

Total assets, loans, and deposits reached record levels at June 30, 2017, thanks to strong organic growth during the first six months of the year. Total assets increased by $45 million, or 2%, during the first half, ending the period at $2.1 billion. The increase in assets resulted primarily from organic growth in real estate loans and agricultural production loans and an increase in investment securities, partially offset by lower utilization on mortgage warehouse lines and a declining level of cash and balances due from banks. Gross loans totaled almost $1.3 billion at June 30, 2017. Total nonperforming assets were reduced by $797,000, or 9%, during the first half. Deposits were up $96 million, or 6%, ending the period at close to $1.8 billion due largely to strong growth in core non-maturity deposits.

“Therefore it is said that one may know how to win, but cannot necessarily do so.” – Sun Tzu

“We continue our commitment to growth and expansion, and during this past quarter we saw strong organic increases in loans and deposits in addition to striking agreements to acquire Ojai Community Bank and the Woodlake branch of Citizens Business Bank,” stated Kevin McPhaill, President and CEO. “It is our bankers and their drive for excellence that sets us apart; our entire banking team has dedicated themselves to delivering the very best community banking experience for our customers,” he added. “We achieved new record highs in loans, deposits, and assets in the first half of the year and we move into the second half with the same energy and focus on growth, demonstrating not just our knowledge but our ability to execute and ‘win’,” concluded McPhaill.

Sierra Bancorp Financial Results July 24, 2017 Page 2

Financial Highlights

As noted above, net income increased by $1.116 million, or 27%, in the second quarter of 2017 relative to the second quarter of 2016, and by $1.632 million, or 20%, for the first six months of 2017 as compared to the same period in 2016. Significant variances in the components of pre-tax income, including some items of a nonrecurring nature, are noted below.

Net interest income was up by $2.645 million, or 17%, for the second quarter, and $4.213 million, or 14%, for the first half due primarily to growth in average interest-earning assets totaling $260 million, or 16%, for the second quarter of 2017 over the second quarter of 2016, and growth of $232 million, or 14%, for the first half of 2017 over the first half of 2016. The increase in average earning assets came via organic growth, as well as our acquisition of Coast National Bank in mid-2016. The favorable impact of higher interest-earning assets was supplemented by an increase of four basis points in our net interest margin for the comparative quarters, which was caused primarily by higher loan yields partially offset by higher borrowing costs. The comparative results were also impacted by non-recurring interest income, which totaled $83,000 in the second quarter of 2017 relative to $22,000 in the second quarter of 2016, and $219,000 in the first half of 2017 as compared to only $65,000 in the first half of 2016. Non-recurring interest income is comprised of interest recoveries on non-accrual loans less any interest reversals for loans placed on non-accrual status, as well as accelerated fee recognition for loan prepayments, and late fees.

The Company recorded a provision for loan losses in the second quarter of 2017, for the first time since the second quarter of 2014. The provision became necessary due to loan growth, and to replenish reserves subsequent to the unanticipated charge-off of a $224,000 overdraft on a business account.

Total non-interest income increased by $790,000, or 17%, for the quarterly comparison, and $1.630 million, or 18% for the comparative year-to-date periods. Significant variances in non-interest income include the following: increases in service charges on deposits totaling $298,000, or 12%, for the quarter and $500,000, or 10%, for the first six months, resulting from fees earned on a higher number of deposit accounts, as well as a higher level of commercial deposit account activity and fee increases for higher-risk accounts; increases in bank-owned life insurance (BOLI) income totaling $129,000 for the quarter and $372,000 for the first six months, due in large part to higher income on BOLI associated with deferred compensation plans but also reflecting higher income crediting rates on other BOLI; and increases in other non-interest income of $451,000, or 26%, for the second quarter, and $814,000, or 24%, for the first half, including a $141,000 prepayment penalty on a large dairy loan that paid off in the second quarter of 2017 and a rising level of non-deposit service charges and fees, particularly debit card interchange income. Investment gains declined for the comparative periods, reflecting reductions of $88,000 for the second quarter and $56,000 for the first six months.

Total non-interest expense was up by $1.376 million, or 10%, for the second quarter of 2017 relative to the second quarter of 2016, and $3.598 million, or 13%, for the comparative six-month periods. The largest component of non-interest expense, salaries and benefits, increased by $629,000, or 9%, for the second quarter and $1.648 million, or 12%, for the first half, largely because salaries and benefits in 2017 include expenses for former Coast employees retained subsequent to the acquisition in July of 2016, as well as staffing costs for our Sanger branch which opened in May of 2016 and our newest Bakersfield branch that commenced operations in March of 2017. The increase also reflects salary adjustments in the normal course of business, a relatively large increase in group health insurance costs, and, for the year-to-date comparison, higher stock option expense stemming from options granted in February of 2017. Those increases were partially offset by lower overtime and temporary staffing costs, which were down $60,000 for the quarter and $72,000 for the first six months due to costs incurred in preparation for the Coast acquisition and related systems conversion in 2016. Compensation costs also benefited from stronger loan origination activity, since salaries directly related to successful loan originations, which are deferred and amortized as loan costs and thus reduce current period compensation expense, increased by $399,000 for the second quarter and $634,000 for the first six months.

Sierra Bancorp Financial Results July 24, 2017 Page 3

Occupancy expense increased by $369,000, or 20%, in the second quarter of 2017 over the second quarter of 2016, and by $938,000, or 26%, for the comparative year-to-date periods, due to occupancy costs associated with the former Coast National Bank branches and our newer de-novo branches, higher rent and depreciation expense in other locations, and, for the year-to-date comparison, roughly $100,000 in non-recurring expenses associated with opening our newest Bakersfield branch in the first quarter of 2017. Other non-interest expense was up by $378,000, or 7%, for the quarter, and $1.012 million, or 10%, for the first six months. This category includes an $85,000 nonrecurring charge related to a legal settlement in the second quarter of 2017, as well as nonrecurring acquisition costs which totaled $166,000 in the second quarter of 2017 relative to $128,000 in the second quarter of 2016, and $161,000 for the first six months of 2017 as compared to $342,000 in the first six months of 2016. It also reflects recurring increases from the Coast acquisition in various core operating expense categories including data processing, deposit costs (including amortization expense on our core deposit intangible), telecommunications, supplies and travel expense. Additional non-interest expense areas experiencing relatively large increases include: directors’ deferred compensation expense, in conjunction with the changes in BOLI income; stock option expense for directors; director retirement plan accruals, due to a non-recurring expense reversal of $173,000 in the first quarter of 2016; and, loan costs for the year-to-date comparison due to approximately $100,000 in non-recurring adjustments in the first quarter of 2017. Partially offsetting the increases were reductions in net OREO expense totaling $296,000 for the quarter and $286,000 for the year-to-date period, lower regulatory assessments, and a drop in operations-related losses.

The Company’s provision for income taxes was 33% of pre-tax income in the second quarters of 2017 and 2016, and 31% for the first six months of 2017 relative to 33% for the first six months of 2016. The slightly lower tax accrual rate for the first half of 2017 is primarily the result of our adoption of FASB’s Accounting Standards Update 2016-09 effective January 1, 2017, and the subsequent change in accounting methodology associated with the disqualifying disposition of Company shares issued pursuant to the exercise of incentive stock options (ISOs). Prior to January 1, 2017, the favorable tax impact of disqualifying dispositions was recorded directly to equity, whereas it is now reflected in the income statement as an adjustment to our income tax provision. The adoption of ASU 2016-09 will lead to volatility in our tax provision as the level of disqualifying dispositions fluctuates from quarter to quarter, as witnessed in the first and second quarters of 2017. There were a relatively large number of such transactions in the first quarter of 2017, which lowered our tax accrual rate, but a much smaller number of disqualifying dispositions in the second quarter of 2017.

Balance sheet changes during the first half of 2017 include an increase in total assets of $45 million, or 2%, due to higher loan and investment portfolio balances, partially offset by a reduction in cash and due from banks. Cash balances were down by $43 million, or 36%, including an almost $29 million reduction in interest-earning balances held in our Federal Reserve Bank account and close to a $15 million drop in non-earning balances. Shorter-term cash balances were generally deployed into longer-term investment securities, which reflect an increase of $49 million, or 9%, during the first six months of 2017.

Sierra Bancorp Financial Results July 24, 2017 Page 4

Gross loans increased by $37 million, or 3%, due to strong organic growth in real estate loans and agricultural production loans during the first half of 2017. Non-agricultural real estate loans were up $68 million, or 9%, for the first six months. Agricultural real estate loans increased by $2 million, or 2%, and agricultural production loans were up $8 million, or 18%, but as noted previously these categories were negatively impacted by the payoff of a $7 million dairy loan subsequent to the sale of the business in the second quarter of 2017. The increases in real estate and agricultural loans were partially offset by a drop of $36 million, or 22%, in mortgage warehouse loans, which declined as the utilization rate on mortgage warehouse lines dropped to 35% at June 30, 2017 from 48% at December 31, 2016. Commercial loans and leases were also down by close to $5 million, or 4%. While we have experienced a higher level of real-estate secured and agricultural production lending activity in recent periods, and our pipeline of loans in process of approval remains relatively robust, no assurance can be provided with regard to future loan growth as payoffs remain at relatively high levels and mortgage warehouse loan volumes are difficult to predict.

Total nonperforming assets, namely non-accrual loans and foreclosed assets, were reduced by $797,000, or 9%, during the first six months of 2017. The Company’s ratio of nonperforming assets to loans plus foreclosed assets was 0.60% at June 30, 2017, compared to 0.68% at December 31, 2016. All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $14 million in loans classified as restructured troubled debt (TDRs) that were included with performing loans as of June 30, 2017, down slightly from the level of TDRs at December 31, 2016.

The Company’s allowance for loan and lease losses was $9.2 million at June 30, 2017, down from $9.7 million at December 31, 2016. The decline resulted from the charge-off of certain impaired loan balances against previously-established reserves and was also enabled by improved credit quality in the overall loan portfolio, but those factors were partially offset by reserves provided for losses inherent in incremental loan balances and unanticipated charge-offs. Net loans charged off against the allowance totaled $771,000 in the first six months of 2017, compared to $381,000 in the first six months of 2016. As noted above, charge-offs in the first half of 2017 include a $224,000 overdraft on a business account that did not previously have specifically allocated reserves. Because of the drop in the level of the allowance and growth in our loan portfolio the allowance fell slightly as a percentage of loans, to 0.71% at June 30, 2017 from 0.77% at December 31, 2016. It should be noted that our reserve level has been favorably impacted by acquired loans, which were booked at their fair value on the acquisition date and thus did not initially require a loan loss allowance. Furthermore, loss reserves allocated to mortgage warehouse loans are relatively low because we have not experienced any losses in that portfolio segment. Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of June 30, 2017, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect net growth of $96 million, or 6%, during the six months ended June 30, 2017, due in large part to continued organic growth in core non-maturity deposits, including the addition of a few relatively large commercial deposit relationships. Junior subordinated debentures increased slightly from the accretion of the discount on trust-preferred securities acquired from Coast, but other non-deposit borrowings were reduced by $62 million, or 85%, in the first half of 2017, as facilitated by robust deposit growth.

Total capital of $216 million at June 30, 2017 reflects an increase of over $10 million, or 5%, for the year-to-date period due to the addition of income, the impact of stock options exercised, and a $3 million absolute increase in accumulated other comprehensive income, net of dividends paid. There were no share repurchases executed by the Company during the quarter.

Sierra Bancorp Financial Results July 24, 2017 Page 5

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), a community-centric regional bank which is now in its 40th year of operations. We have grown to be the largest independent bank headquartered in California’s South San Joaquin Valley, and offer a broad range of retail and commercial banking services via 34 full-service branches located in the South Valley, the Central Coast, Ventura County and neighboring communities. We also maintain a loan production office and an online branch, and provide specialized lending services through our agricultural credit center, real estate industries center, and SBA center.

As announced on April 24, 2017, the Company has entered into a definitive agreement to acquire OCB Bancorp and its wholly-owned banking subsidiary, Ojai Community Bank, which serves the communities of Ojai, Santa Paula, Ventura and Santa Barbara, California. OCB Bancorp had $270 million in assets, $212 million in loans, and $222 million in deposits as of March 31, 2017. We expect the transaction to be completed early in the fourth quarter of 2017, subject to customary conditions of closing including the receipt of required regulatory approvals and the consent of OCB Bancorp shareholders.

Furthermore, as announced on July 5, 2017, Bank of the Sierra, the banking subsidiary of Sierra Bancorp, has entered into an agreement with Citizens Business Bank, the banking subsidiary of CVB Financial Corp., to acquire the Citizens branch located in Woodlake, California, including branch deposits and certain fixed assets. The transaction is expected to close in the fourth quarter of 2017, subject to the receipt of all required regulatory approvals. At the present time, there are approximately $27 million in deposits at the Woodlake branch.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

Additional information about the OCB Bancorp Merger and Where to Find It

In connection with the proposed merger of Sierra Bancorp and OCB Bancorp (“Ojai”), Sierra has filed with the United States Securities and Exchange Commission (“SEC”) a preliminary registration statement on Form S-4, dated June 14, 2017, to register the shares of Sierra Bancorp common stock to be issued to the shareholders of Ojai, which contains Sierra’s prospectus and Ojai’s proxy statement. After the registration statement has been declared effective by the SEC, the final proxy statement/prospectus will be mailed to the shareholders of OCB Bancorp in advance of a special meeting of shareholders that will be held to consider the proposed merger. Before making any voting or investment decision, investors and security holders of OCB Bancorp are urged to carefully read the entire registration statement and proxy statement/prospectus, as well as any amendments or supplements to these documents when they become available, because they contain important information about the proposed transaction. In addition, Sierra and Ojai may file other relevant documents concerning the proposed merger with Ojai with the SEC.

Sierra Bancorp Financial Results July 24, 2017 Page 6

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors and shareholders will be able to obtain a free copy of the registration statement and proxy statement/prospectus, as well as other filings containing information about the Company (including but not limited to the Company's Annual Reports on Form 10-K, proxy statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q), at the SEC's website at www.sec.gov. Free copies of the final proxy statement/prospectus, when available, may also be obtained by directing a request by telephone or mail to Sierra Bancorp, 86 North Main Street, Porterville, California 93257, Attn: Corporate Secretary, telephone (559) 782-4900, or by accessing Sierra’s website at www.sierrabancorp.com under “Investor Relations.” The information on Sierra’s website is not, and shall not be deemed to be, a part of this filing or incorporated into other filings it makes with the SEC.

Participants in the solicitation

Sierra Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of OCB Bancorp in connection with the transaction. Ojai and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of Ojai in connection with the Merger. Additional information regarding the interests of these participants and other persons who may be deemed participants in the Merger may be obtained by reading the proxy statement/prospectus regarding the Merger, including various documents filed by the Company with the SEC which are incorporated by reference into the proxy statement/prospectus.

Sierra Bancorp Financial Results July 24, 2017 Page 7

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		2Q17 vs	Qtr Ended:	2Q17 vs	Six Months Ended:		YTD17 vs
	6/30/2017	3/31/2017	1Q17	6/30/2016	2Q16	6/30/2017	6/30/2016	YTD16
Interest Income	$19,055	$17,902	+6%	$15,934	+20%	$36,958	$31,967	+16%
Interest Expense	1,215	1,019	+19%	739	+64%	2,235	1,457	+53%
Net Interest Income	17,840	16,883	+6%	15,195	+17%	34,723	30,510	+14%

Provision for Loan & Lease Losses	300	-	NM	-	NM	300	-	NM
Net Int after Provision	17,540	16,883	+4%	15,195	+15%	34,423	30,510	+13%

Service Charges	2,776	2,571	+8%	2,478	+12%	5,348	4,848	+10%
BOLI Income	358	453	-21%	229	+56%	811	439	+85%
Gain (Loss) on Investments	58	8	+625%	146	-60%	66	122	-46%
Other Non-Interest Income	2,172	2,101	+3%	1,721	+26%	4,273	3,459	+24%
Total Non-Interest Income	5,364	5,133	+5%	4,574	+17%	10,498	8,868	+18%

Salaries & Benefits	7,253	7,885	-8%	6,624	+9%	15,138	13,490	+12%
Occupancy Expense	2,235	2,320	-4%	1,866	+20%	4,555	3,617	+26%
Other Non-Interest Expenses	5,603	5,496	+2%	5,225	+7%	11,099	10,087	+10%
Total Non-Interest Expense	15,091	15,701	-4%	13,715	+10%	30,792	27,194	+13%

Income Before Taxes	7,813	6,315	+24%	6,054	+29%	14,129	12,184	+16%
Provision for Income Taxes	2,611	1,764	+48%	1,968	+33%	4,375	4,062	+8%
Net Income	$5,202	$4,551	+14%	$4,086	+27%	$9,754	$8,122	+20%

TAX DATA
Tax-Exempt Muni Income	$932	$805	+16%	$730	+28%	$1,737	$1,460	+19%
Interest Income - Fully Tax Equiv	$19,557	$18,335	+7%	$16,327	+20%	$37,893	$32,753	+16%

NET CHARGE-OFFS	$658	$113	+482%	$(12)	NM	$771	$381	+102%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero.

Sierra Bancorp Financial Results July 24, 2017 Page 8

PER SHARE DATA
(unaudited)	Qtr Ended:		2Q17 vs	Qtr Ended:	2Q17 vs	Six Months Ended:		YTD17 vs
	6/30/2017	3/31/2017	1Q17	6/30/2016	2Q16	6/30/2017	6/30/2016	YTD16
Basic Earnings per Share	$0.38	$0.33	+15%	$0.31	+23%	$0.71	$0.61	+16%
Diluted Earnings per Share	$0.37	$0.32	+16%	$0.31	+19%	$0.70	$0.61	+15%
Common Dividends	$0.14	$0.14	0%	$0.12	+17%	$0.28	$0.24	+17%

Wtd. Avg. Shares Outstanding	13,831,345	13,801,635	0%	13,280,433	+4%	13,816,576	13,272,903	+4%
Wtd. Avg. Diluted Shares	14,010,328	14,009,496	0%	13,393,448	+5%	14,009,485	13,388,664	+5%

Book Value per Basic Share (EOP)	$15.62	$15.21	+3%	$14.93	+5%	$15.62	$14.93	+5%
Tangible Book Value per Share (EOP)	$14.84	$14.42	+3%	$14.32	+4%	$14.84	$14.32	+4%

Common Shares Outstanding (EOP)	13,832,549	13,829,649	0%	13,285,568	+4%	13,832,549	13,285,568	+4%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:		Qtr Ended:	Six Months Ended:
	6/30/2017	3/31/2017	6/30/2016	6/30/2017	6/30/2016
Return on Average Equity	9.75%	8.85%	8.38%	9.31%	8.39%
Return on Average Assets	1.02%	0.94%	0.93%	0.98%	0.93%
Net Interest Margin (Tax-Equiv.)	3.93%	3.90%	3.89%	3.92%	3.92%
Efficiency Ratio (Tax-Equiv.)	63.30%	69.21%	68.10%	66.18%	67.51%
Net C/O's to Avg Loans (not annualized)	0.05%	0.01%	0.00%	0.06%	0.04%

Sierra Bancorp Financial Results July 24, 2017 Page 9

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Jun '17 vs		Jun '17 vs		Jun '17 vs
ASSETS	6/30/2017	3/31/2017	Mar '17	12/31/2016	Dec '16	6/30/2016	Jun '16
Cash and Due from Banks	$77,175	$92,768	-17%	$120,442	-36%	$53,041	+46%
Investment Securities	579,581	551,256	+5%	530,083	+9%	528,539	+10%

Real Estate Loans (non-Agricultural)	851,431	812,607	+5%	783,017	+9%	650,020	+31%
Agricultural Real Estate Loans	136,927	145,375	-6%	134,480	+2%	132,140	+4%
Agricultural Production Loans	54,436	49,607	+10%	46,229	+18%	50,023	+9%
Comm'l & Industrial Loans & Leases	118,899	120,108	-1%	123,595	-4%	111,746	+6%
Mortgage Warehouse Lines	126,633	96,974	+31%	163,045	-22%	197,715	-36%
Consumer Loans	10,913	11,226	-3%	12,165	-10%	13,618	-20%
Gross Loans & Leases	1,299,239	1,235,897	+5%	1,262,531	+3%	1,155,262	+12%
Deferred Loan & Lease Fees	2,768	2,869	-4%	2,924	-5%	2,651	+4%
Loans & Leases Net of Deferred Fees	1,302,007	1,238,766	+5%	1,265,455	+3%	1,157,913	+12%
Allowance for Loan & Lease Losses	(9,230)	(9,588)	-4%	(9,701)	-5%	(10,042)	-8%
Net Loans & Leases	1,292,777	1,229,178	+5%	1,255,754	+3%	1,147,871	+13%

Bank Premises & Equipment	28,438	29,018	-2%	28,893	-2%	22,449	+27%
Other Assets	100,009	97,505	+3%	97,701	+2%	91,388	+9%
Total Assets	$2,077,980	$1,999,725	+4%	$2,032,873	+2%	$1,843,288	+13%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$557,617	$504,247	+11%	$524,552	+6%	$433,328	+29%
Int-Bearing Transaction Accounts	541,176	522,873	+4%	498,824	+8%	457,929	+18%
Savings Deposits	232,456	229,300	+1%	215,693	+8%	202,419	+15%
Money Market Deposits	119,714	120,956	-1%	119,417	0%	94,496	+27%
Customer Time Deposits	340,894	343,045	-1%	336,985	+1%	297,902	+14%
Wholesale Brokered Deposits	-	-	0%	-	0%	-	0%
Total Deposits	1,791,857	1,720,421	+4%	1,695,471	+6%	1,486,074	+21%

Junior Subordinated Debentures	34,499	34,454	0%	34,410	0%	30,928	+12%
Other Interest-Bearing Liabilities	11,296	9,431	+20%	73,094	-85%	107,994	-90%
Total Deposits & Int.-Bearing Liab.	1,837,652	1,764,306	+4%	1,802,975	+2%	1,624,996	+13%

Other Liabilities	24,205	25,002	-3%	24,020	+1%	19,977	+21%
Total Capital	216,123	210,417	+3%	205,878	+5%	198,315	+9%
Total Liabilities & Capital	$2,077,980	$1,999,725	+4%	$2,032,873	+2%	$1,843,288	+13%

Sierra Bancorp Financial Results July 24, 2017 Page 10

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Jun '17 vs		Jun '17 vs		Jun '17 vs
	6/30/2017	3/31/2017	Mar '17	12/31/2016	Dec '16	6/30/2016	Jun '16
Goodwill	8,268	8,268	0%	8,268	0%	6,908	+20%
Core Deposit Intangible	2,589	2,696	-4%	2,803	-8%	1,170	+121%
Total Intangible Assets	10,857	10,964	-1%	11,071	-2%	8,078	+34%

CREDIT QUALITY
(balances in $000's, unaudited)			Jun '17 vs		Jun '17 vs		Jun '17 vs
	6/30/2017	3/31/2017	Mar '17	12/31/2016	Dec '16	6/30/2016	Jun '16
Non-Accruing Loans	$5,652	$5,925	-5%	$6,365	-11%	$5,944	-5%
Foreclosed Assets	2,141	2,168	-1%	2,225	-4%	2,897	-26%
Total Nonperforming Assets	$7,793	$8,093	-4%	$8,590	-9%	$8,841	-12%

Performing TDR's (not incl. in NPA's)	$13,640	$13,814	-1%	$14,182	-4%	$14,716	-7%

Non-Perf Loans to Gross Loans	0.44%	0.48%		0.50%		0.51%
NPA's to Loans plus Foreclosed Assets	0.60%	0.65%		0.68%		0.76%
Allowance for Ln Losses to Loans	0.71%	0.78%		0.77%		0.87%

SELECT PERIOD-END STATISTICS
(unaudited)
	6/30/2017	3/31/2017		12/31/2016		6/30/2016
Shareholders Equity / Total Assets	10.4%	10.5%		10.1%		10.8%
Gross Loans / Deposits	72.5%	71.8%		74.5%		77.7%
Non-Int. Bearing Dep. / Total Dep.	31.1%	29.3%		30.9%		29.2%

Sierra Bancorp Financial Results July 24, 2017 Page 11

AVG BAL SHEET, INTEREST INC/EXP, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	June 30, 2017			March 31, 2017			June 30, 2016
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/due from time	$53,965	$139	1.02%	$56,658	$114	0.80%	$4,830	$5	0.41%
Taxable	437,470	2,147	1.94%	426,368	2,013	1.89%	419,058	2,052	1.94%
Non-taxable	131,972	932	4.30%	116,049	805	4.27%	104,548	730	4.25%
Total investments	623,407	3,218	2.36%	599,075	2,932	2.25%	528,436	2,787	2.38%

Loans and Leases:
Real estate	969,925	12,207	5.05%	927,531	11,608	5.08%	776,172	9,703	5.03%
Agricultural Production	50,942	620	4.88%	47,508	556	4.75%	47,184	520	4.43%
Commercial	116,719	1,577	5.42%	120,075	1,499	5.06%	107,342	1,272	4.77%
Consumer	11,577	307	10.64%	12,095	347	11.64%	14,152	270	7.67%
Mortgage warehouse lines	97,191	1,077	4.44%	90,030	917	4.13%	137,937	1,353	3.95%
Other	3,309	49	5.94%	2,979	43	5.85%	1,951	29	5.98%
Total loans and leases	1,249,663	15,837	5.08%	1,200,218	14,970	5.06%	1,084,738	13,147	4.87%
Total interest earning assets	1,873,070	$19,055	4.19%	1,799,293	$17,902	4.13%	1,613,174	$15,934	4.07%
Other earning assets	8,689			8,506			7,853
Non-earning assets	156,643			155,246			137,025
Total assets	$2,038,402			$1,963,045			$1,758,052

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$157,482	$122	0.31%	$134,717	$101	0.30%	$146,686	$110	0.30%
NOW	374,304	104	0.11%	368,612	102	0.11%	314,556	78	0.10%
Savings accounts	228,859	58	0.10%	221,449	63	0.12%	202,011	56	0.11%
Money market	118,172	23	0.08%	120,367	23	0.08%	97,971	16	0.07%
Customer Time Deposits	341,442	561	0.66%	342,717	400	0.47%	298,534	248	0.33%
Wholesale Brokered Deposits	0	0	0.00%	0	0	0.00%	0	0	0.00%
Total interest bearing deposits	1,220,259	868	0.29%	1,187,862	689	0.24%	1,059,758	508	0.19%
Borrowed funds:
Junior Subordinated Debentures	34,475	337	3.92%	34,428	320	3.77%	30,928	200	2.60%
Other Interest-Bearing Liabilities	10,233	10	0.39%	9,808	10	0.41%	28,661	31	0.44%
Total borrowed funds	44,708	347	3.11%	44,236	330	3.03%	59,589	231	1.56%
Total interest bearing liabilities	1,264,967	$1,215	0.39%	1,232,098	$1,019%	0.34%	1,119,347	$739	0.27%
Demand deposits - non-interest bearing	533,570			495,656			427,581
Other liabilities	25,945			26,817			14,918
Shareholders' equity	213,920			208,474			196,206
Total liabilities and shareholders' equity	$2,038,402			$1,963,045			$1,758,052

Interest income/interest earning assets			4.19%			4.13%			4.07%
Interest expense/interest earning assets			0.26%			0.23%			0.18%
Net interest income and margin		$17,840	3.93%		$16,883	3.90%		$15,195	3.89%

NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 35% tax rate.

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